       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
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

                                                        Three Months Ended  Nine Months Ended
                                                           September 30,      September 30,
                                                        1996       1997     1996       1997
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
Weighted average number of common shares outstanding     3,363      3,384    3,361      3,381
Common stock equivlents from outstanding stock options       0          0        0          0
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Average common and common stock equivalents outstanding  3,363      3,384    3,361      3,381
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Net Income                                             $(1,118)    $ (249) $(2,418)   $  (823)
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Earnings per share (1)                                 $  (.33)    $ (.07) $  (.72)   $  (.24)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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